Exhibit 99.(i)(33)

CONSENT OF CLIFFORD CHANCE US LLP

We hereby consent to the reference to our firm under the caption “Miscellaneous Information” in each Statement of Additional Information comprising a part of Post-Effective Amendment No. 202 to the Form N-1A Registration Statement of PowerShares Exchange-Traded Fund Trust, File No. 333-102228.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Clifford Chance US LLP

New York, New York

August 28, 2008